                        Independent Auditors' Consent


To the Shareholders and Board of Trustees of Cadre Institutional Trust

We consent to the use of our report dated December 11, 1998 with respect to Cadre Institutional Investors Trust Liquid Asset U.S. Government Money Market Fund, (formerly know as Cadre Institutional Investors Trust Liquid Asset Fund) a series of Cadre Institutional Investors Trust, incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" and "Additional Information, Independent Public Accountants" in the Prospectus and "General Information, Independent Auditors" in the Statement of Additonal Information.

                                        KPMG  LLP

New York, New York

March 1, 1999